UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2016

CSRA INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 703-641-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 30, 2016, CSRA Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “First Amendment”) to the Credit Agreement, dated as of November 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified thereafter in accordance with the terms thereof, the “Credit Agreement”), with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as pro rata administrative agent, Royal Bank of Canada, as term loan B administrative agent, MUFG Union Bank, N.A., as collateral agent, and the guarantors and lenders party thereto.
Pursuant to the First Amendment, the maturities of the term loans and the revolving facility under the Credit Agreement were extended by one year. The credit facilities, as amended by the First Amendment, provide for (a) a reduction in the margin over indexed interest rates on the Term Loan B Facility (as defined under the First Amendment) of 50 basis points to LIBOR plus 2.50%, (b) a reduction of $230,000,000 in the unpaid principal balance of the Term Loan B Facility to a total of $466,328,382 and an increase in the unpaid principal balance of the Tranche A2 Facility (as defined under the First Amendment) by $234,375,000 to a total of $1,630,000,000, and (c) changes to certain existing debt covenants, and terms and conditions to provide greater operational and financial flexibility to the Company.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference to this Item 1.01.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated as of November 30, 2016, by and among CSRA Inc. The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as administrative agent under the Pro Rata Facilities (as defined thereunder), Royal Bank of Canada, in its capacity as administrative agent under the Term Loan B Facility, MUFG Union Bank, N.A., in its capacity as collateral agent, and the guarantors and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

CSRA INC.

Dated: November 30, 2016	By: /S/ William Luebke
William Luebke
Controller and Principal Accounting Officer

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